IAA Trust Company

                              IAA Financial Center
                          808 IAA Drive, P.O. Box 2901
                        Bloomington, Illinois 61702-2901

                                  Tax MiniMiser

                Individual Retirement Custodial Account Agreement

                                    ARTICLE 1
                                     PURPOSE

        This Custodial Account Agreement serves as the legal governing instrument for the Tax MiniMiser Individual Retirement Custodial Account sponsored by the IAA Trust Company and transmitted to the Applicant named in the Application marked as Exhibit A attached hereto, and incorporated herein by reference. The Application serves as the instrument of adoption of this Tax MiniMiser Individual Retirement Custodial Account by the Participant, and the date of adoption is that as stated on the Signatory Section of the Application. This Custodial Account is established for the exclusive benefit of the Participant and Participant's beneficiaries. The Agreement shall set forth the provisions and requirements which qualify this Custodial Account for treatment as an Individual Retirement Account in accordance with Internal Revenue Code
Section 408 and the Employee Retirement Income Security Act of 1974 as amended from time to time. Additionally, administrative provisions applicable to the Custodian and Participant as parties to this Agreement are set forth in this Agreement. The copy of the Application should be retained as a part of this Agreement along with all other documents referred to herein for the purpose of verification of this Account as a qualified Individual Retirement Account.

                                    ARTICLE 2
                                   DEFINITIONS

        As used in this Custodial Account Agreement and in the related Application, the following terms shall have the specified meaning as set forth in this Article 2 and shall be used in strict accordance with those meanings. Terms not explicitly so defined in this Article or elsewhere in this Agreement shall be used in accordance with their generally understood English meanings with masculine gender references to include the feminine, and singular references to include the plural. All references to "Articles" refer only to Articles of this Agreement.

        1) Anniversary Date - The date occurring yearly having the same day and month as the effective date of the Custodial Account as set forth in Article 1.

        2) Application - The document attached hereto as Exhibit A, pursuant to which the Participant has adopted this Individual Retirement Custodial Account Agreement.

        3) Beneficiary - Any person, as designated in the Application (Exhibit
A) or as later designated in writing from time to time by the Participant to the Custodian, who is or shall become entitled to benefits from this Custodial Account under its provisions.

        4) Code - The Internal Revenue Code of 1986 as amended from time.

        5) Compensation - Wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and including earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a Keogh plan). For purposes of this definition, Section 401(c)(2) shall be applied as if the term trade or business for purposes of
Section 1402 included service described in Subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includable in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includable in the individual's gross income under Section 71 of the Code with respect to a divorce or separation instrument described in Subparagraph (A) of Section 71(b)(2) of the Code.

        6) Custodial Account - This Tax MiniMiser Individual Retirement Custodial Account established by the Application (Exhibit A), as governed by the directions of that Application and this Agreement, and funded by the Funding Election specified in the Application by the Participant.

        7) Custodial Account Agreement - This Custodial Account Agreement, Articles 1 through 14, including the Application (Exhibit A) along with any amendments or modifications made thereto as provided for by this Agreement.

        8) Custodial Account Assets - The total of all assets held by Custodian on behalf of Participant.

        9) Custodian - The IAA Trust Company acting through its delegate as Custodian and Sponsor of this Custodial Account.

        10) Designated Investment Company - The following regulated investment companies registered under the Investment Company Act of 1940: IAA Trust Growth Fund, Inc., IAA Trust Asset Allocation Fund, Inc., IAA Trust Money Market Fund, Inc., any other investment company so registered which is advised by IAA Trust Company, and any money market fund made available to replace IAA Trust Money Market Fund, Inc.

        11) Disability - A Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration; or such other meaning as may be determined under
Section 72(m)(7) of the Code.

        12) ERISA - The Employee Retirement Income Security Act of 1974 and its subsequent amendments and modifications.

        13) Participant - The Applicant referred to in Article 1 who is the person making contributions to this Custodial Account.

        14) Rollover Contribution - A contribution described in Sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code.

        15) Simplified Employee Pension (SEP) - A Plan as described in Section 408(k) of the Code.

                                    ARTICLE 3
                                FUNDING ELECTION

        The Custodian shall invest the assets initially contributed to it by or on behalf of the Participant in such of the Designated Investment Company shares as are specified by the Participant in the Application. Subsequent contributions shall be invested into such Designated Investment Company shares as are specified by the Participant in writing, or by telephone and thereafter confirmed in writing. If a Participant does not specify how a contribution is to be invested, the contribution shall be invested in the IAA Trust Money Market Fund, Inc. (or a replacement money market fund). All dividends and capital gain distributions received on any Designated Investment Company shares shall be reinvested in full and fractional shares of the same Designated Investment Company paying such distribution. Investment in shares of the Designated Investment Company shall be made at the price and in the manner as set forth in the current prospectus.

        At any time, the Participant may direct the Custodian to exchange all or any part of the Designated Investment Company shares then being held in a Participant's custodial account for the shares of any other Designated Investment Company.

        The Custodian shall not be responsible for any loss incurred with respect to any investment made or retained in accordance with the instructions of the Participant.

        No part of the Custodial Account assets will be invested in life insurance contracts or in collectibles, as defined in Section 408(m) of the Code. The assets of the Custodial Account will not be commingled with other property except in a common trust fund or common investment fund to the extent allowed by law.

                                    ARTICLE 4
                               APPLICATION CHANGES

        The Application (Exhibit A) may, from time to time at the discretion of the Participant, be modified by means of written instrument to the Custodian, signed

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by the Participant. Specifically, modifications which are permitted are:

        a) Change of Beneficiary as provided for in the Application. If there is no Beneficiary designation at the death of the Participant, the Beneficiary shall be the spouse of the Participant; or if there is no spouse living at the time of the Participant's death, the Beneficiary shall be the estate of the Participant.

        b) Changes of Funding Election as set forth in the Application are permissible with respect to the application of future plan contributions, as long as they conform to the requirements of the Application and the provisions of the Custodial Account Agreement.

                                    ARTICLE 5
                                  CONTRIBUTIONS

Except as limited by the following provisions of this Article, additional contributions may, from time to time, be made to the Custodial Account and upon receipt thereof by the Custodian, such contributions shall be retained as part of the Custodial Account Assets. The Custodian will accept only contributions which:

        a) are in cash and do not exceed the lesser of $2,000 or 100% of Compensation for any taxable year of Participant prior to attainment of age 70 1/2; or

        b) in the case of a spousal account, constitute a cash amount not exceeding the lesser of $2,250 or 100% of Compensation, but no more than $2,000 can be contributed to either spouse's account; or

        c) in the case of a contribution by your employer under a Simplified Employee Pension (SEP), constitute a cash amount not exceeding the lesser of $30,000 or 15% of the first $200,000 Compensation (as adjusted) from that employer, or

        d) constitute a rollover contribution as defined in Sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code; or

        e) constitute a transfer directly from another Trustee or Custodian of contributions previously made by Participant.

        The Custodian shall have no responsibility to Participant for determining whether any contribution made hereunder conforms to the requirements of the Code.

                                    ARTICLE 6
                              VESTING, ASSIGNMENT,
                           NONFORFEITABILITY AND LOANS

        At all times, the interest of the Participant in contributions and the Custodial Account Assets shall be 100% vested and nonforfeitable. Furthermore, the Custodian shall not make a loan of the Participant's Custodial Account on behalf of the Participant nor shall he accept any pledging or assignment against the Participant's Custodial Account as collateral. Similarly, the Participant shall not transfer, sell, assign, discount, or pledge his Custodial Account as collateral for a loan or as security for the performance of an obligation or any other purpose. Should the Participant take such action, the plan is disqualified as an Individual Retirement Account and is treated as having been distributed to the Participant as of the first day of the calendar year during which such transaction transpired.

                                    ARTICLE 7
                            DISTRIBUTION OF BENEFITS

        A Participant who incurs a Disability or has reached age 59 1/2, may receive distributions from the Custodial Account. Distributions prior to such time will be subject to a penalty tax of 10% of the amount distributed which is includable in the Participant's gross income, over and above the regular income tax. In connection with making any distributions, the Custodian may rely solely on the accuracy of all facts the Participant supplies at any time, including a Beneficiary designation described in the Participant's Application or in changes made to the Application according to Article 4.

        Distributions will begin when the Participant provides the Custodian with written instructions, in a form acceptable to it, as to the method and reason (if it is to be made before reaching age 59 1/2) for the distribution; but in all events, the entire value of the Custodial Account will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which the Participant reaches age 70 1/2 (the required beginning date). The Participant may elect, in a form and at such time as may be acceptable to the Custodian, to have the balance in the Custodial account distributed under one of the options specified below:

        a) a single sum payment; or

        b) equal or substantially equal monthly, quarterly or annual payments over the life of the Participant; or


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

        c) equal or substantially equal monthly, quarterly or annual payments over the joint lives of the Participant and the designated Beneficiary; or

        d) equal or substantially equal monthly, quarterly or annual payments over a period certain not extending beyond the life expectancy of the Participant; or

        e) equal or substantially equal monthly, quarterly, or annual payments over a period certain not extending beyond the joint life and last survivor expectancy of the Participant and the designated Beneficiary.

        If a distribution option is not elected by the time distribution must begin, distribution will be made under option (a). Even though distributions may have commenced pursuant to one of the above options, the Participant may receive a distribution of the balance in the Custodial Account (or any portion) at any time upon written notice to the Custodian.

        For distributions in other than a lump sum payment, the minimum distribution for each year (beginning with the required beginning date and each year thereafter) is determined by dividing the Participant's entire interest by the life expectancy of the Participant (or the joint and last survivor expectancy of the Participant and his or her designated Beneficiary) determined in accordance with Federal Income Tax Regulations.

        For calendar years beginning before January 1, 1989, if the individual's spouse is not the designated beneficiary the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the owner.

        For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the owner's benefit by the lesser of (1) the applicable life expectancy or (2) if the owner's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after the death of the owner shall be calculated using the applicable life expectancy as the relevant divisor without regard to proposed regulations section 1.401(a)(9)-2.

        Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Life expectancy will be calculated using the attained age of the participant (or the designated beneficiary) during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. The life expectancy of a participant and a participant's spouse may, at the election of the participant or participant's spouse, be recalculated annually. The election, once made, shall be irrevocable. If no election is made by the time distributions are required to begin, life expectancies shall not be recalculated annually. The life expectancy of a non-spouse beneficiary may not be recalculated.

        If the Participant dies before the entire Custodial Account balance is distributed, the following distribution provisions shall apply:

        a) Distributions beginning before death. If the Participant dies after distribution of his or her interest has begun, the remaining portion of the Custodial Account balance will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

        b) Distributions beginning after death. If the Participant dies before distribution of his or her Custodial Account balance begins, the Participant's entire Custodial Account balance will be distributed in accordance with one of the following four provisions:


          (1) The Participant's entire Custodial Account balance will be paid by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

          (2) If the Participant's Custodial Account balance is payable to a Beneficiary designated by the Participant and the Participant has not elected (1) above, then the entire Custodial Account balance will be distributed in substantially equal installments over the life or over a period certain not greater than the life expectancy of the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died. The designated Beneficiary may elect at any time to receive greater payments.

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

          (3) If the designated Beneficiary of the Participant is the Participant's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (1) December 31 of the calendar year immediately following the calendar year in which the Participant died and (2) December 31 of the calendar year in which the Participant would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Participant's death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.

          (4) If the designated Beneficiary is the Participant's surviving spouse, the spouse may treat the Custodial Account as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to this Custodial Account, makes a rollover to or from this Custodial Account, or fails to elect any of the above three (3) provisions.

        c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall not be recalculated annually. Such election shall be irrevocable as to the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, or of a spouse who does not elect recalculation, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

        d) Distributions under this section are considered to have begun if the distributions are made on account of the individual reaching his or her required beginning date. If the individual receives distributions prior to the required beginning date and the individual dies, distributions will not be considered to have begun.

        e) For purposes of this requirement, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the remainder of the account balance becomes payable to the surviving spouse when the child reaches the age of majority.

        In any event causing distribution of assets as installments over a specified period of time into the future, the Participant, or if the Participant is deceased the Participant's designated Beneficiary, may direct the Custodian to purchase a Single Premium Immediate Annuity Contract from an insurance company with which the Participant or the designated Beneficiary deems it prudent to do business. Such Annuity Contract must meet the requirements contained in Section 408(b) of the Code and the regulations thereunder. After an Annuity Contract is purchased for the Participant or the designated Beneficiary, the Custodian will not be responsible for any payment(s) to be made to Participant or the designated Beneficiary.

        Unless otherwise properly elected by Participant or Participant's designated Beneficiary, income tax will be withheld from distributions made hereunder in accordance with the Code. Custodian will provide appropriate forms to Participant or the designated Beneficiary in order to facilitate an election not to have such tax withheld as permitted by the Code.

                                    ARTICLE 8
                           AMENDMENTS AND TERMINATION

        This Custodial Account Agreement and all of its counterparts may be amended by the Sponsor from time to time as required by the Code and regulations thereunder for continued qualification of this Tax MiniMiser Individual Retirement Custodial Account as an Individual Retirement Account. Furthermore, the Sponsor may amend the provisions of this Agreement and its counterparts without obtaining the approval and consent of the Participant provided that no part of any such amendment shall authorize or permit diversion of any part of this Custodial Account for purposes other than for the exclusive benefit of the Participant and his Beneficiary. The Custodian shall have the right to resign as Custodian of the Custodial Account, or the Participant shall have the right to terminate this Custodial Account, each upon written notice, 30 days prior to the effective date of such action. If the Custodian resigns his position as Custodian of the Custodial Account, the Custodian shall deliver the assets of the Participant's Custodial Account to the successor Custodian or other party, as designated in writing by the Participant and such delivery shall be made as of the effective date of the Custodian's resignation or as soon thereafter as is practical, but no later than 60 days after the date of the Custodian's resignation.

                                    ARTICLE 9
                                   REVOCATION

        As set forth in the Notification to Planholder letter, the Participant may revoke this Custodial Account Agreement by written notice to the Custodian, postmarked no later than the 7th day from the date of delivery of the Notification to Planholder letter, such date of delivery as attested to the receipt detached from said letter and made a matter of record with the Custodian. As specified in Article 9, the Notification to Planholder letter is delivered with all contracts binding issuer to the terms of the Funding Election; additionally, all required disclosure information for purposes of maintaining this as a qualified Individual Retirement Account shall be included. All such information taken together with this Agreement serves as adequate information upon which the Participant may rely for purposes of determining if revocation is in order. Upon revocation, the full consideration advanced to the Custodian by the Participant as Applicant shall be returned to the Participant.

                                   ARTICLE 10
                             PROHIBITED TRANSACTIONS

        Neither the Custodian nor the Participant or his Beneficiary shall engage in any transaction which would constitute a prohibited transaction as defined by Section 4975 of the Code or which would not be considered prudent in accordance with the prudent man doctrine of ERISA.

                                   ARTICLE 11
                                   LEGAL SITUS

        The legal situs of the Custodial Account in its administration, construction, validity and interpretation shall be governed by the laws of the State of Illinois where not pre-empted by the laws of the United States of America.

                                   ARTICLE 12
                                CUSTODIAN POWERS

        The Custodian may adopt such rules and regulations as it may deem necessary or desirable for the efficient performance of its duties hereunder, consistent with the purposes of the Individual Retirement Custodial Account Agreement and the Application.

        Each Participant shall direct the manner in which any Designated Investment Company shares held in his Custodial Account shall be voted with respect to any matters coming before any meeting of shareholders of the investment company which issued such shares. The Custodian shall not vote shares held in the Custodial Account except as directed by the Participant. The Custodian shall deliver, or cause to be delivered, to the Participant all notices, prospectuses, financial statements, proxies, and proxy soliciting material relating to shares of Designated Investment Company stock held pursuant to this Individual Retirement Custodial Account.

        Subject to the limitations or requirements contained in this Custodial Account Agreement, the Custodian shall have the following powers:

        (a) To sell, exchange or otherwise deal with the assets of the Custodial Account as directed by the Participant;

        (b) To hold securities as Custodian in its own name or in the name of any nominee in such form that ownership of the securities will pass by delivery with or without disclosure of any fiduciary relationship provided the records of the Custodian shall indicate the true ownership of such securities;

        (c) To make distribution from the account of any Participant in cash or in property pursuant to the provisions of this Agreement;

        (d) To use the redemption price of the Designated Investment Company shares for purposes of determining the Fair Market Value of the assets held in the Custodial Account in the case of distribution;

        (e) To employ agents, attorneys or other persons, and to the extent permitted by law to allocate and delegate certain responsibilities and duties, including clerical and administrative duties;

        (f) To perform any and all other acts in its judgment necessary or appropriate for the proper and advantageous management, investment and distribution of the assets of this Custodial Account.

        In the event the Custodian shall be required to pay any tax with respect to this Custodial Account, the amount of such tax (including interest) shall be paid from and charged against the assets of the Custodial

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

Account. If the assets of such account are insufficient to satisfy such charges, the Participant hereby agrees to pay any deficit to the Custodian.

        The Custodian shall receive fees for its services with respect to a Participant's account as set forth in the Custodian's fee schedule as amended from time to time. The annual custodian fee will be deducted automatically at year end, or upon termination of the Custodial Account, if earlier, by liquidating shares from the Participant's Custodial Account, first from the IAA Trust Money Market Fund (or a replacement money market fund), then, if necessary, from the IAA Trust Asset Allocation Fund, then, if necessary, from the IAA Trust Growth Fund. The Custodian reserves the right to change the fees upon thirty (30) days' advance notice to the Participant.

        To the extent permitted by law, the Custodian shall not be responsible in any way for the collection of contributions provided for hereunder, the purpose or propriety of any distribution made pursuant to Article 7, or any other action taken at a Participant's direction, nor shall the Custodian have any duty or responsibility to determine whether information furnished to it by a Participant is correct. The Custodian does not guarantee the investment performance of any Fund selected by Participant pursuant to the Application. The Custodian shall be indemnified and saved harmless by the Participant (and his legal representatives, heirs and assigns) from and against any and all personal liability arising from distributions made or actions taken at such Participant's direction, and from any and all other liability whatsoever which may arise in connection with this Custodial Account, except the obligation of the Custodian to perform in accordance with this document and with applicable law. The Custodian shall be under no duty to take any action other than as herein specified with respect to the Custodial Account unless the Participant furnishes the Custodian with proper instructions and such instructions shall have been specifically agreed to by the Custodian. The Custodian shall be protected in acting upon any written or verbal direction or request from a Participant, which is reasonably and in good faith believed by it to be genuine.

                                   ARTICLE 13
                              EXCESS CONTRIBUTIONS

        Any amount in excess of the maximum contribution permitted pursuant to
Article 5 may be subject to an additional excess contribution tax penalty of 6% calculated pursuant to Code Section 4973. This additional tax may be avoided if the Participant withdraws the excess contribution, plus any earnings on it on or before the due date of his tax return for that year.

        Excess contributions not so withdrawn by the Participant will be retained and treated as a contribution for the following year. In no event shall the Custodian or any officers, employees, attorneys or agents of the Custodian be liable for any costs, expenses, income or excise taxes which might accrue by virtue of a failure to distribute such excess contributions prior to the date on which such Participant must file his individual federal income tax return for the taxable year, unless such Participant shall have given, and the Custodian or its agent shall have received, a written direction to distribute such excess contributions (including net income earned thereon) not less than thirty (30) days prior to that date.

                                   ARTICLE 14
                                 WRITTEN REPORTS

        The Custodian shall furnish Participant with annual calendar year reports concerning the status of the Participant's Custodial Account. Except as may be otherwise provided herein, the Custodian shall be responsible for preparing and filing or mailing all reports, accounts and statements required by any federal or state statute or regulation, all within the time and in the manner provided therein.

        Any notice, report or material required to be delivered by the Custodian to the Participant (or any other party to be notified) shall be deemed delivered and effective on the date deposited by the Custodian in the United States mail, postage prepaid, addresssed to the Participant (or other party to be notified) at his or its last address known to the Custodian.

        The Participant agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required by any federal or state statute or regulation.

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


                          CONFIDENTIAL CUSTOMER RECORD

        Please complete this section.

        These questions are for the purpose of determining the suitability of an investment for you in the IAA Trust Mutual Funds and are asked pursuant to rules established by the Securities and Exchange Commission. The information will be treated confidentially and is intended to assist in determining an appropriate recommendation.

1. Year of Birth: ____________________________________

2. Marital Status: [ ] Single [ ] Married [ ] Widow [ ] Widower [ ] Divorced

3. Dependent Children: Number _____ Age of Youngest _____ Age of Oldest _______

4. Principal Occupation: _______________________________

   Name of Employer: ____________________________________

   Employer's Address: _________________________________

5. Insurance on Life of Customer:

  [ ]Less than $10,000  [ ] $10,000 to $24,999  [ ]$25,000 to $49,000

  [ ]$50,000 or over

6. Investment Objective:  [ ] Income  [ ] Growth  [ ]  Tax Exempt Income

                          [ ] Income and Growth   [ ] Other

 7. Savings: [ ] Less than $2,500  [ ] $2,500 to $9,999   [ ] $10,000 to $24,999

             [ ]$25,000 or over

 8. Annual Income:  [ ]Less than $15,000  [ ]$15,000 to $25,000

                    [ ]$25,000 to $50,000  [ ]$50,000  or over